UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 16, 2023

(October 13, 2023)

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(650) 222-5141
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

On October 13, 2023, we received a communication confirming the transfer of food contracts from JP Energy Partners to JP Energy Group. This transfer is a crucial step in advancing the acquisition process of JP Energy Group.

Furthermore, we were informed that this assignment involved a newly executed agreement for Grade A frozen chicken paws in addition to the previous sugar contract. The new agreement encompasses the procurement of approximately 97,000 metric tons of chicken paws, with a total contract value of around $300 million, inclusive of all associated fees, discounts, and bonuses. The agreement also incorporates an initial trial shipment of approximately 135 metric tons. Following the successful completion of this trial shipment, the agreement outlines a schedule for the remaining 97,000 metric tons to be delivered in 12 monthly shipments.

It is vital to note that, as of the present date, two key points are worth mentioning. First, no shipments have occurred under this contract due to JP Energy Group's ongoing efforts to secure the necessary financing for contract execution. Second, we currently lack specific information regarding the timing or certainty of JP Energy's ability to secure the required financial arrangements for these contracts.

We should emphasize that our knowledge is limited to the information provided to us by JP Energy, and thus, we are unable to offer a specific timeline or guarantee regarding when JP Energy will successfully secure the necessary financial arrangements. It is important to highlight that shipments under the disclosed chicken and sugar contract cannot begin until JP Energy has finalized and obtained the essential standby letter of credit from a bank.

The information contained in this Current Report on Form 8-K, specifically pertaining to Item 8.01, is being furnished in accordance with Item 8.01 of Form 8-K. It should not be considered as "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and is not subject to the liabilities of that section. Nor should it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. This current report on Form 8-K (including Exhibit 99.1) does not serve as an admission regarding the materiality of any information provided herein.

In relation to revenue-related calculations, it's important to recognize that while the Company believes that these calculations are accurate and based on factual information, there is no guarantee that all projections will be met, as various business-related factors may come into play. When considering fully diluted basis calculations, it is essential to include the conversions of all Preferred Stock and convertible notes, as disclosed in our most recent 10-K filing.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: October 16, 2023	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO

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